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                                                                      EXHIBIT 11

                       BORG WARNER SECURITY CORPORATION
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 Years Ended December 31, 1993, 1994, and 1995


Shares used in computation of per share earnings
  (Thousands)


                                                    1993    1994    1995
                                                   ------  ------  ------
Average common shares outstanding                  22,272  22,893  23,097

Common stock equivalents                              586     277     302
                                                   ------  ------  ------
Shares used for computation of per share earnings  22,858  23,170  23,399
                                                   ======  ======  ======
